Exhibit 99.1

BM Technologies, Inc. (BMTX) Announces Jim Dullinger as Chief Accounting Officer

RADNOR, PA, March 9, 2022 (GLOBE NEWSWIRE)– BM Technologies, Inc. (NYSE American: BMTX), one of the largest digital banking platforms and Banking-as-a-Service (BaaS) providers, announced that Jim Dullinger has joined as Chief Accounting Officer (CAO). In his newly appointed CAO role, Dullinger will collaborate closely with other members of the senior leadership team to ensure the integrity of the company’s accounting, external reporting, and financial operations and support the company’s ability to continue to scale for the future.

“We are thrilled to welcome Jim Dullinger to BM Technologies,” stated Luvleen Sidhu, Chair, CEO, and Founder of BM Technologies (BMTX). “We are confident that his extensive experience in both banking and technology will be strategically valuable to us as we continue our growth trajectory.”

Dullinger brings more than 25 years of accounting, reporting, and financial operations leadership experience, serving primarily the banking, investment, and information technology industries. Prior to joining BMTX, he served for more than two years as Chief Financial Officer at a publicly traded provider of data analytics software and wireless communications infrastructure services. Previously, Dullinger served for more than 14 years in senior accounting and finance leadership roles at several publicly traded and private equity owned startup and middle-market technology, e-commerce, and investment services companies. In these roles, he provided accounting and finance leadership through periods of rapid business growth and transformation, building financial infrastructure, and ensuring the relevance and reliability of accounting and reporting. Dullinger began his career in public accounting with 10 years of combined experience at PwC and KPMG, providing audit and other assurance services to complex publicly traded companies operating within the banking and investment services industries. A Certified Public Accountant (CPA), he holds an MBA from Georgetown University McDonough School of Business and a BBA in Accounting from Temple University.

“BM Technologies represents the future of banking and innovation, and I am honored to join the team,” said Dullinger. “As the new CAO, I am excited to collaborate with other members of the senior leadership team to ensure the integrity of BMTX’s accounting, as well as help drive record results.”

Launched in 2015, BM Technologies is one of America's largest digital financial services platforms with approximately 2 million accounts. BM Technologies focuses on millennials and underserved middle income Americans, providing convenient access to a suite of financial products and a digital-first banking experience that is simple, accessible, and financially empowering. BM Technologies is a pioneer in the Banking-as-a-Service (BaaS) space, powering both banks and non-banks to expand access to digital banking products through its award-winning technology. BMTX currently also provides disbursement services at approximately 750 college and university campuses (covering one out of every three college students in the U.S.) through BankMobile Disbursements. Additionally, BMTX expanded its white label banking business beyond the college sector in recent years.

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About BM Technologies, Inc.
BM Technologies, Inc. is among the largest digital banking platforms and Banking-as-a-Service (BaaS) providers, providing access to checking and savings accounts, personal loans, credit cards, and financial wellness. It is focused on technology, innovation, easy-to-use products, and education with the mission to financially empower millions of Americans by providing a more affordable, transparent, and consumer-friendly banking experience. The BM Technologies (BMTX) digital banking platform employs a multi-partner distribution model, known as "Banking-as-a-Service" (BaaS), that enables the acquisition of customers at higher volumes and substantially lower expense than traditional banks, while providing significant benefits to its customers, partners, and business. BM Technologies (BMTX) currently has approximately two million accounts and provides disbursement services at approximately 750 college and university campuses (covering one out of every three college students in the U.S.). BM Technologies, Inc. (BMTX) is a technology company and is not a bank, which means it provides banking services through its partner bank. More information can also be found at www.bmtx.com.

BMTX recently announced the signing of a definitive agreement to merge with First Sound Bank, a Seattle, Washington-based business bank. The combined company, to be named BMTX Bank, will be a fintech-based bank focused on serving customers digitally nationwide. The transaction is subject to regulatory approvals and other customary closing conditions and is expected to close in the second half of 2022.

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Jim Dullinger